SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2014

Aja Cannafacturing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-177518	45-2758994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

533 Birch Street Lake Elsinore, CA	92530
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 733-1412

_________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On October 17, 2014, our board of directors approved an Executive Employment Agreement (the “Agreement”) with Kendall Smith under which Mr. Smith was retained to serve as our new President. Under the Agreement, Mr. Smith will serve as our President and CEO for an initial term ending on August 31, 2015, with an automatic renewal for an additional year unless the Agreement is terminated by advance notice. Mr. Smith’s base salary per year will be $100,000, subject to adjustments and performance bonuses to be determined by the board of directors. As a signing bonus under the Agreement, Mr. Smith was issued 1,000,000 shares of our newly-designated Class A Convertible Preferred Stock. The rights and features of our Class A Convertible Preferred Stock are discussed in Item 5.03, below. In addition, Mr. Smith will be entitled to the issuance of a new class of preferred stock to-be-designated. This additional preferred stock interest will be granted in tranches upon the achievement of certain milestones as set forth in the Agreement and will, when fully issued, be convertible to a total of 50.1% of our total issued and outstanding common stock on the date of the Agreement. The Agreement contains a covenant not to compete with us in the fields of industrial hemp, medicinal marijuana, and related development, production, or sales for a period of two years after the termination of the Agreement.

The foregoing is a summary of the material terms of the Agreement, which should be reviewed in its entirety for additional information.

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 17, 2014, our board of directors appointed Kendall Smith to serve as our President, Chief Executive Officer, and Chief Financial Officer. Mr. Smith will also continue to serve as a member of the board. Scott Plantinga will remain a member of the board of directors at this time.

Mr. Smith is a business entrepreneur with over thirteen years of experience consulting and providing services in multiple sectors ranging from the cultivation and harvesting of cannabis and hemp to being a patient advocate and caregiver. Mr. Smith started his post academic career in 2001 operating a graphic design company. After selling his interest in that business in 2003, Mr. Smith attended College of Southern Nevada, where he focused his studies in the culinary arts and in food and beverage management. In 2005, Mr. Smith started Impressive Printing, a custom apparel and merchandise printing company focusing on institutional markets including public schools, sporting leagues, local bands and businesses. In January 2010, Mr. Smith founded two businesses, Juicy Freeze, a health juice bar that was located internally to athletic gyms, and Presidential Catering, a business specializing in meal planning and preparation and catering special events. In 2014, Mr. Smith founded Smith & Ramsay, LLC, a Nevada-based company that specializes in flavoring and aroma extraction servicing the food, beverage and tobacco industries. Mr. Smith has been an active volunteer with the Nevada Children’s Center, the Clark County School District, and 3Square Nevada, a statewide food bank. His drive for community activism and wellness education prompted his research in cannabinoids and the industrial hemp industry, where he continues to make strides in breeding and cultivation.

Except as set forth above with regard to his Executive Employment Agreement, our newly-appointed President has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. Compensation arrangements for Mr. Smith are as set forth in Item 1.01, above.

Item 5.03     Amendments to Articles of Incorporation or Bylaws

Also on October 17, 2014, our board of directors approved a Certificate of Designation for Class A Convertible Preferred Stock. This newly designation class of preferred stock consists of one million (1,000,000) shares. Class A Convertible Preferred Stock votes together with our common stock at a rate of three thousand (3,000) votes for each preferred share held. In addition, Class A Convertible Preferred Stock is convertible to shares of our common stock, at the option of the holder, at a rate of one share of common stock for each preferred share held. In any liquidation, holders of our Class A Convertible Preferred Stock will participate pro-rata with the holders of our common stock. Shares of Class A Convertible Preferred Stock have no dividend rights.

2

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01     Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit Number	Description
3.1	Certificate of Designation – Class A Convertible Preferred Stock
10.1	Executive Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aja Cannafacturing, Inc.

/s/ Scott Plantinga

Scott Plantinga

Chief Executive Officer

Date: October 21, 2014

3